Exhibit 10.3


Polaroid Corporation
Cambridge Massachusetts  02139



                              November 10, 1995



I. MacAllister Booth
Polaroid Corporation
549 Technology Square
Cambridge, Mass. 02139

Dear Mac:

This will confirm the terms of your severance and retirement agreement with Polaroid Corporation. As we discussed, you have agreed to retire from the Company on March 31, 1996, and you will receive the following benefits:

Severance Payment:   You will receive a severance payment of
$1,012,110. This payment was calculated using the terms and conditions set forth in the 1995 special severance plan. You will receive this payment in the first week of April.

Retirement Enhancement:   You will receive your full age 65
pension benefit. An enhancement of approximately $700 per month will be added to your accrued pension benefit. This is the same benefit you would have received under the 1995 early retirement plan. You will begin to receive your pension payments about mid-May.

Annual Bonus:   You will be eligible to participate in the annual
executive bonus plan for 1996 determined on a pro rata basis based on your total compensation received through the date of your retirement. You will receive the bonus payment in February, 1997.

ESOP AND OCEP Plans:   You will be eligible to participate in
these plans. You will receive a distribution based on participation until March 31, 1996. These distributions will be made in August, 1996.

Stock Options:   All options which have been granted to you as of
the date of your retirement will be fully vested. You will have three years from the date of your termination within which to exercise your options. However, your entitlement to the award of additional options under the Polaroid Stock Incentive Plan shall cease upon your retirement.

Medical and Life Insurance Coverage:   As a bona-fide retiree,
you will be entitled to participate in the Company's retiree medical and life insurance plans in the same manner as any other retiree. As you are aware, retiree programs are not lifetime guarantees and are subject to change from time to time.


Dental Insurance:   You may also continue coverage in the
Polaroid Dental Plan receiving dental insurance coverage for yourself and your spouse for two years.

Mac, I appreciate your support and cooperation during this period of transition.

                              Sincerely,

                              /s/ Joe Parham

                              Joseph G. Parham, Jr.
                              Vice President
                              Human Resources

/s/ I M Booth
--------------------
I. MacAllister Booth
Agreed and Accepted